Exhibit 99.1

Arcimoto Appoints Galileo Russell to Board of Directors

EUGENE, Ore., Jan. 8, 2021 – Arcimoto, Inc.® (NASDAQ: FUV), makers of affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets, is pleased to welcome Galileo Russell to the Board of Directors.

“Galileo Russell has established himself as a thought leader in the EV space, and he has already delivered meaningful strategic opportunities to Arcimoto, notably connecting us with Munro & Associates to help the push to mass production,” said Arcimoto Founder and CEO Mark Frohnmayer. “Gali has demonstrated time and again his deep and thoughtful understanding of this market and we look forward to having him on board as a director as we chart the path to global scale.”

“In my three years following Arcimoto, I’ve gone from skeptic to believer,” added Russell. “After my first factory visit and meeting with Mark in 2018, I was so impressed, I bought my first shares. Since then, I’ve seen the team go from concept to production, and execute on its ambitious vision. Starting from scratch with a new smaller-footprint EV platform, Arcimoto has the potential to sustainably transform how people and goods move around our cities. I’m proud to be an Arcimoto pre-order customer, and can’t wait to get my FUV. This appointment will enable me to expand my relationship with the Company, and work closely with Mark and the team on long-term strategic projects.”

Mr. Russell is the founder and CEO of HyperChange, a startup financial media company with more than 130,000 YouTube subscribers. Mr. Russell is a technology investor known for his early and vocal support of Tesla, and he also is an investor in SpaceX and numerous early stage startups. He co-founded the software-as-a-service financial visualization platform HyperCharts and is the founder of the venture capital firm HyperGuap. He is a graduate of New York University Stern School of Business with a B.S. in Finance.

About Arcimoto, Inc.

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Now available to preorder customers in California, Oregon, Washington, and Florida, the Arcimoto FUV® is purpose-built for everyday driving, transforming ordinary trips into pure-electric joyrides. Available for preorder, the Deliverator® and Rapid Responder™ provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Two additional concept prototypes built on the versatile Arcimoto platform are currently in development: the Cameo™, aimed at the film and influencer industry; and the Roadster, designed to be the ultimate on-road fun machine. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Public Relations Contact:

Megan Kathman

(651) 785-3212

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com